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                                 EXHIBIT 23(B)
                        Consent of HJ & Associates, LLC
                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Computerized Thermal Imaging, Inc.



    We consent to the incorporation by reference in this Registration Statement, Amendment #1, of Computerized Thermal Imaging, Inc. of our report dated September 1, 2000 relating to the consolidated balance sheets of Computerized Thermal Imaging, Inc. as of June 30, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended and for the period from inception on June 10, 1987 through June 30, 2000. We also consent to the reference to us under the heading "Experts" in this Registration Statement.



/s/ HJ & Associates, LLC


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HJ & Associates, LLC



Salt Lake City, Utah
Date: October 12, 2000